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                                                                      EXHIBIT 21

                           UNICORP, INC. SUBSIDIARIES

             NAME                        PLACE OF INCORPORATION                      OWNERSHIP
             ----                        ----------------------                      ---------
      Med-X Systems, Inc.                         Texas                                 90%
Texas Nevada Oil & Gas Company                    Texas                                100%
  Whitsitt Oil Company, Inc.                      Texas                                100%
    The Laissez-Faire, Inc.                       Texas                                100%